EXHIBIT 99.1

          PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact:      John D. Milton, Jr.
 	      Chief Financial Officer	   904/396-5733



PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE
SECOND QUARTER AND FIRST HALF OF FISCAL YEAR 2011

Jacksonville, Florida; May 4, 2011 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $1,683,000 or $.18 per diluted share in the second quarter of fiscal 2011, an increase of $241,000 or 16.7% compared to net income of $1,442,000 or $.15 per diluted share in the same period last year. Net income for the first six months of fiscal 2011 was $8,078,000 or $0.85 per diluted share, an increase of $5,300,000 or 190.8% compared to net income of $2,778,000 or $0.29 per diluted share for the same period last year. Income from discontinued operations favorably impacted net income for the first half of the fiscal year due to an after tax gain of $4,926,000 or $0.52 per diluted share from the exchange of property included in the first quarter of fiscal 2011. On December 1, 2010, the board of directors declared a 3-for-1 stock split of the Company's common stock in the form of a stock dividend. The record date for the split was January 3, 2011 and the new shares were issued on January 17, 2011. All share and per share information presented has been adjusted to reflect this stock split.

Second Quarter Operating Results. For the second quarter of fiscal 2011, consolidated revenues were $28,590,000, an increase of $1,080,000 or 3.9% over the same quarter last year.

Transportation segment revenues were $23,036,000 in the second quarter of 2011, an increase of $1,378,000 over the same quarter last year. Revenue miles in the current quarter were up 2.9% compared to the second quarter of fiscal 2010 due to business growth and a longer average haul length. Fuel surcharge revenue increased $1,280,000. Excluding fuel surcharges, revenue per mile decreased 2.5% over the same quarter last year due to a longer average haul length. The average price paid per gallon of diesel fuel increased by $0.74 or 28.1% over the same quarter in fiscal 2010.

Mining royalty land segment revenues for the second quarter of fiscal 2011 were $918,000, a decrease of $91,000 or 9.0% over the same quarter last year, primarily due to a shift of tons sold in northern Georgia to a quarry with a lower royalty.

Developed property rentals segment revenues for the second quarter of fiscal 2011 were $4,636,000, a decrease of $207,000 or 4.3% due to reduced tenant reimbursements for snow removal partially offset by higher occupancy.

Consolidated operating profit was $3,184,000 in the second quarter of fiscal 2011, an increase of $117,000 or 3.8% compared to $3,067,000 in the same period last year. Operating profit in the transportation segment increased $278,000 or 16.1% primarily due to lower health benefit claims. Operating profit in the mining royalty land segment decreased $89,000 or 13.6% due to a shift of tons sold in northern Georgia to a quarry with a lower royalty. Operating profit in the Developed property rentals segment decreased $68,000 or 5.6% due to higher depreciation and property taxes. Consolidated operating profit includes corporate expenses not allocated to any segment in the amount of $521,000 in the second quarter of fiscal 2011, an increase of $4,000 compared to the same period last year.

                             Continued

501 Riverside Ave., Ste 500/Jacksonville, Florida 32202/(904) 396-5733

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The after tax income from discontinued operations for the second quarter of fiscal 2011 was $178,000 versus $94,000 for the same period last year. Diluted earnings per share on discontinued operations for the second quarter of fiscal 2011 was $.02 compared to $.01 in the second quarter of fiscal 2010. Results in both periods were due to lower than expected retained liabilities and losses from prior year operations.

Six Months Operating Results. For the first six months of fiscal 2011, consolidated revenues were $56,853,000, an increase of $1,843,000 or 3.4% over the same period last year.

Transportation segment revenues were $46,027,000 in the first six months of 2011, an increase of $2,288,000 over the same period last year. Revenue miles in the first six months of 2011 were up 4.3% compared to the first six months of fiscal 2010 due to business growth and a longer average haul length. Fuel surcharge revenue increased $2,033,000. Excluding fuel surcharges, revenue per mile decreased 3.3% over the same period last year due to a longer average haul length and lower revenue per mile on certain growth business. The average price paid per gallon of diesel fuel increased by $0.57 or 22.1% over the same period in fiscal 2010.

Mining royalty land segment revenues for the first six months of fiscal 2011 were $2,013,000, an increase of $17,000 or 0.9% over the same period last year, due to an increase in mined tons.

Developed property rentals segment revenues for the first six months of fiscal 2011 were $8,813,000, a decrease of $462,000 or 5.0% due to reduced tenant reimbursements for snow removal partially offset by higher occupancy.

Consolidated operating profit was $6,372,000 in the first six months of fiscal 2011, an increase of $263,000 or 4.3% compared to $6,109,000 in the same period last year. Operating profit in the transportation segment increased $622,000 or 18.5% primarily due to lower health benefit claims. Operating profit in the mining royalty land segment decreased $2,000. Operating profit in the Developed property rentals segment decreased $255,000 or 10.5% due to higher professional fees, property taxes, and depreciation. Consolidated operating profit includes corporate expenses not allocated to any segment in the amount of $1,108,000 in the first six months of fiscal 2011, an increase of $102,000 compared to the same period last year due to adjustment to the fair value of the corporate aircraft of $300,000 partially offset by lower stock compensation and professional fees.

The after tax income from discontinued operations for the first six months of fiscal 2011 was $5,105,000 versus $118,000 for the same period last year. Diluted earnings per share on discontinued operations for the first six months of fiscal 2011 was $.54 compared to $.01 in the first six months of fiscal 2010. The first six months of 2011 included a book gain on the exchange of property of $4,926,000 after tax or $.52 per diluted share.

Brooksville Quarry, LLC Update. On October 4, 2006, a subsidiary of the Company (FRP) entered into a Joint Venture Agreement with Vulcan Materials Company (formerly Florida Rock Industries, Inc.) to form Brooksville Quarry, LLC, a real estate joint venture to develop approximately 4,300 acres of land near Brooksville, Florida (the "Project"). In April 2011, the Florida Department of Community Affairs issued its Final Order approving the development of the Project. Prior to commencing development of the Project the property will need to be rezoned consistent with the approved entitlements.


                              Continued


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Summary and Outlook.  Transportation segment miles for this year were
4.3% higher than last year. The Company continues to succeed in replacing customers from the non-renewed contracts announced January 6, 2010 and has basically recovered from new customers substantially all the lost revenue miles, albeit at lower rates per mile for longer average hauls.

Operating profit from the leasing of developed buildings has been unfavorably impacted by three newer buildings brought into service since September 2008 along with two nearly vacant buildings in Delaware impacted by automobile plant closings and the residential housing downturn. Occupancy increased from 72.0% to 77.2% over last fiscal year end as the market for new tenants appears to have bottomed and traffic for vacant space has increased. The Company is not presently engaged in the construction of any new buildings.

Conference Call. The Company will also host a conference call at 2:00 p.m. E.S.T. on May 4, 2011. Analysts, stockholders and other interested parties may access the teleconference live by calling 1-888-318-6431 (pass code 35852) within the United States. International callers may dial 1-334-323-7225 (pass code 25852). Computer audio is available via the Internet through the Conference America, Inc. website at http://209.208.69.70/Conference_America or via the Company's wehsite at http://www.patriottrans.com. If using the Company's website, click on the Investor Relations tab, then select Patriot Transportation Holding, Inc. Conference Stream, next select the appropriate link for the current conference. An audio replay will be available for sixty days following the conference call To listen to the audio reply, dial toll free 877-919-4059, international callers dial 334-323-7226. The passcode of the audio replay is 22561471. Replay option: "1" begins playback, "4" rewind 30 seconds, "5" pause, "6" fast forward 30 seconds, "0" instructions, and "0" exits recording. There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.


Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


                           Continued


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             PATRIOT TRANSPORTATION HOLDING, INC.
    Summary of Consolidated Revenues and Earnings (unaudited)
             (In thousands except per share amounts)

                                 Three Months      Six Months
                                   Ended              Ended
                                  March 31          March 31
                                  --------          --------
                              2011       2010     2011     2010
                              ----       ----     ----     -----
Revenues                   $28,590      27,510  $56,853   55,010
Operating profit            $3,184       3,067   $6,372    6,109
Income before taxes         $2,443       2,189   $4,827    4,319
Income from continuing
  operations                 1,505       1,348   $2,973    2,660
Income (loss) from
  discontinued operations      178          94   $5,105      118
Net income                  $1,683       1,442   $8,078    2,778
Earnings per common share:
  Income from continuing operations
                Basic        $0.16        0.15    $0.32     0.29
                Diluted      $0.16        0.14    $0.31     0.28
  Income (loss) from discontinued operations
                Basic        $0.02        0.01    $0.55     0.01
                Diluted      $0.02        0.01    $0.54     0.01
  Net income
                Basic        $0.18        0.16    $0.87     0.30
                Diluted      $0.18        0.15    $0.85     0.29

Weighted average common shares outstanding:
                Basic        9,272       9,175    9,272    9,164
                Diluted      9,453       9,425    9,457    9,417


            PATRIOT TRANSPORTATION HOLDING, INC.
            Condensed Balance Sheets (unaudited)
                  (Amounts in thousands)

                                  March 31         September 30
                                    2011               2010
                                  ---------        ------------

Cash and cash equivalents         $  16,624        $     17,151
Accounts receivable, net              6,627               5,940
Federal and state income taxes
   receivable                             -                 930
Notes receivable, current             1,310               1,238
Assets of discontinued operations       147                 542
Other current assets                 10,342               5,971
Deferred income taxes                   477                   -
Property, plant and equipment, net  205,211             198,116
Investment in Brooksville Joint
   Venture                            7,453               7,344
Notes receivable, non-current         3,246               4,382
Other non-current assets              9,470              16,098
                                 ----------        ------------
            Total Assets         $  260,907       $     257,712
                                 ==========       =============

Current liabilities              $   15,171       $      16,768
Liabilities of discontinued
  operations                            160       $       1,327
Long-term debt (excluding current
   maturities)                       64,862              67,272
Deferred income taxes                16,340              16,084
Other non-current liabilities         4,340               4,205
Shareholders' equity                160,034             152,056
                                 ----------       -------------
    Total Liabilities and
     Shareholders' Equity       $   260,907       $     257,712
                                ===========       =============


                             Continued
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             PATRIOT TRANSPORTATION HOLDING, INC.
                 Business Segments (unaudited)
                    (Amounts in thousands)

The Company has identified three business segments, Transportation, Mining royalty land and Developed property rentals, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:


                                 Three Months Ended   Six Months Ended
                                      March 31           March 31
                                      --------           --------
                               2011         2010     2011          2010
                               ----         ----     ----          ----
Transportation revenues       $23,036	   21,658   $46,027	  43,739
Mining royalty land revenues      918	    1,009     2,013  	   1,996
Developed property rentals
  revenues	  	        4,636  	    4,843     8,813  	   9,275
                                -----       -----     -----        -----

Total Revenues		      $28,590	   27,510   $56,853  	  55,010


Transportation operating
   profit		       $2,002  	    1,724    $3,990 	   3,368
Mining royalty land operating
   profit		          566  	      655     1,322 	   1,324
Developed property rentals
   operating profit	        1,137	    1,205     2,168	   2,423
Unallocated corporate expenses   (521)       (517)   (1,108) 	  (1,006)
                                ------      ------   -------      -------
Total Operating Profit	       $3,184	    3,067    $6,372	   6,109
                               ======       ======   =======      =======


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